Exhibit 99.1

Advanced Cannabis Solutions Names Michael Feinsod Executive Chairman
Monday, August 4, 2014

COLORADO SPRINGS, Colorado— August 4, 2014—Advanced Cannabis Solutions (OTCBB:CANN) announced today that Michael Feinsod has been named Executive Chairman of the Board of Directors.

Mr. Feinsod is Managing Member of Infinity Capital, LLC, an investment management company he founded in 1999.  Since early 2014, Mr. Feinsod has been lending to and investing in private companies that participate in the Colorado cannabis market.   Mr. Feinsod is a member of the Board of Directors of Kingstone Companies, Inc. (NASDAQ: KINS).

"Advanced Cannabis will benefit from Michael’s vast business experience," said Robert Frichtel, Chief Executive Officer of Advanced Cannabis. "Michael understands the challenges and opportunities of paradigm shifts in this industry and understands the need for institutional capital to execute ACS’s business plan.  Further, Michael’s experience with regulated public companies should help ACS enhance its management team and infrastructure for planned growth." Mr. Frichtel stated that, "We look forward to working with Michael as Advanced Cannabis continues to execute its business plan."

Mr. Feinsod stated “I am excited for the opportunity to join ACS and help the Company accelerate the execution of its business plan.  The Colorado and Washington state markets present an excellent current opportunity for ACS to grow its real estate business while seeking out other investments in the cannabis space.  The ACS platform and unique financing capability provide the Company with a competitive advantage as a leading capital provider in the industry. “  Mr. Feinsod added, “ACS plans to aggressively pursue growth outside of Colorado as cannabis continues to move towards legalization in other states, ACS is uniquely positioned to leverage its knowledge and experience in other markets as well.”

About Advanced Cannabis Solutions

Advanced Cannabis Solutions, Inc. provides services to the regulated cannabis industry throughout the United States. We will lease growing space and related facilities (commercial real estate and equipment) to licensed marijuana business operators for their production needs.

We are pursuing ancillary business products and services including customized finance, capital formation, banking, regulatory compliance consulting and advanced logistical support for grow operations.

ACS does not grow, harvest, distribute or sell cannabis or any substances that violate United States law or the Controlled Substances Act, nor does it intend to do so in the future.

Contact Information

ACS, Inc.
Robert Frichtel, CEO
(719) 590-1414
acsinfo@advcannabis.com
www.advcannabis.com